Exhibit 23.3

1927 Hillgreen Drive Katy, TX 77494 Tel: 713-882-9598 www.mireandassociates.com

October 18, 2012

United American Petroleum Corporation
9600 Great Hills Trail, Suite 150W
Austin, TX 78759

ATTN: Mr. Michael Carey

SUBJECT:  UNITED AMERICAN PETROLEUM CORPORATION
                     INDEPENDENT CONSULTANT CONSENT

Mire & Associates, Inc. hereby consents to the use of its name and information from its report dated March 26, 2012, generating estimated reserves and future net revenues for United American Petroleum Corporation for the year ended December 31, 2011.   This information may be used and a copy of the report may be included in United American Petroleum Corporation’s Amendment No. 2 on Form 10-K/A to the Annual Report on Form 10-K for the year ended December 31, 2011.

Sincerely,

Kurt Mire
Petroleum Consultant